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                                                                       EXHIBIT 3


                          CERTIFICATE OF INCORPORATION

                                       OF

                          MILINX MARKETING GROUP, Inc.

     The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promotional purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, title 8 of the Delaware Code and the acts mandatory thereof and supplemental thereto, and known, identified and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

     First:  The name of the corporation ("hereunder called the Corporation") is

                          MILINX MARKETING GROUP, Inc

     Second: The address, including street, number, city, and country of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington 19805, Country of New Castle, and the name of the registered agent of the Corporation at said address is Corporation Service Company.

     Third: The nature of the business and the purposes to be conducted and promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Delaware.

    Fourth: The total number of shares which the Corporation shall have authority to issue shall be 50,000,000 Shares. Per value of said shares shall be $.001. Said shares shall consist of 45,000,000 Common Shares and 5,000,000 Preferred Shares. Shares of a Class may be increased or decreased (but not below those outstanding) without an affirmative vote of that Class. Each Common Share shall have one vote, and each Preferred Share, or Series thereof, shall have no votes or such votes per share as may be specified in the Designation of Rights and Preferences for said Preferred Shares or Series thereof. The Board of Directors of the Corporation is authorized, to the maximum extent provided by law, unless otherwise provided herein, to provide for the issuance of Preferred Shares or to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares in each such series, and to fix the designations, voting powers, preferences, rights and qualifications, limitations or restrictions of the shares of Preferred Stock or such Series. Shares may be redeemable or convertible on such terms or conditions as may be determined by the Board of Directors.




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          Fifth: The name and address of the incorporator is as follows:

                Bruce A. Butcher, JSD
                Butcher & Williams, P.S.
                Suite 3827 1001 Fourth Avenue
                Seattle, WA 98154

          Sixth: The Corporation shall have perpetual existence.

          Seventh: The Directors shall have the power to adopt, amend or repeal the By-Laws except as otherwise provided by the By-Laws.

          Eighth: The personal liability of the Directors of the Corporation is eliminated to the fullest extent permitted by the provisions of K(8) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

          Ninth: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

          Tenth: The Corporation shall have the power to indemnify those persons whom it may indemnify under Section 145 of the General Corporation Law of the State of Delaware to the maximum extent provided by law.

          Eleventh: The number of Directors which the Corporation shall initially have shall be three, whose names and addresses are:

Maynard L. Dokken           Mikiko Fujisawa            Barry W. Phillips
3827 1001 Fourth Avenue     3827 1001 Fourth Avenue    3827 1001 Fourth Avenue
Seattle WA 98154            Seattle WA 98154           Seattle WA 98154

The number of Directors which the Corporation may hereafter have may be more or less than three, and shall be as determined by Directors resolution or the By-Laws.

          Twelfth: The Corporation reserves the right to amend this Certificate from time to time and in any manner as may be permitted by law, and all rights granted hereunder are subject to such reservation.

The effective time of this Certificate and the time when its corporate existence shall commence shall be the date of filing hereof.

Signed this 10th day of December, 1998

By: /s/ Bruce A. Butcher
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    Bruce A. Butcher, JSD, Incorporator

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